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                                                                    Exhibit 10.8

                AMENDMENT No.1 TO AGREEMENT AND PLAN OF MERGER
                ----------------------------------------------


          AMENDMENT No. 1 (this "Amendment"), dated February 16, 1999, by and among Integrated Circuit Systems, Inc., a Pennsylvania corporation (the "Company"), and ICS Merger Corp., a Pennsylvania corporation ("ICS"). All capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Merger Agreement (as defined below).


                             W I T N E S S E T H :
                             -------------------


          WHEREAS, the Company and ICS are parties to a certain Agreement and Plan of Merger dated January 20, 1999 (the "Merger Agreement"); and

          WHEREAS, the parties hereto wish to amend the Merger Agreement as herein provided;


          NOW, THEREFORE, it is agreed:

          1. Section 1.1 of the Merger Agreement is hereby amended to insert in the first sentence the words "(including Section 1906 thereof, which shall be applicable to the transactions contemplated hereby,)" after the words "this Agreement and the BCL" and before the words "at the Effective Time".

          2. Section 2.1(b)(ii) of the Merger Agreement is hereby amended to delete the date "February 10, 1999" from the end of that Section and to insert the date "March 3, 1999" in lieu thereof.

          3. Section 2.2 of the Merger Agreement is hereby deleted in its entirety and the following new Section 2.2 shall be inserted in lieu thereof.

     "Section 2.2 Options; Stock Plans. Immediately prior to the Effective Time, each holder of a then-outstanding employee stock option, whether or not fully exercisable, to purchase Common Shares (an "Option") granted under the Company's 1992 Stock Option Plan and 1997 Equity Compensation Plan (the "Stock Plans") and all other outstanding options, in each case as reflected in
     Section 3.2 of the Disclosure Schedule, will be entitled to receive in settlement of such Option (a) a cash payment from the Company equal to the product of (i) the total number of Common Shares
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     previously subject to such Option and (ii) the excess of the
     Merger Consideration over the exercise price per Common Share subject to such Option, subject to any required withholding of taxes (the "Option Spread"), (b) new stock options ("New Options") in the Company pursuant to new stock option agreements between the Company, ICS and certain members of Management or (c) some combination of (a) and (b) above. The Company will, upon the request of ICS, use reasonable efforts to obtain the written acknowledgment of each employee holding an Option that the payment of the amount of cash or New Options referred to above will satisfy in full the Company's obligation to such employee pursuant to such Option and take such other action as is necessary to effect the provisions of this Section 2.2. The amounts payable pursuant to this Section 2.2 shall be paid as soon as reasonably practicable following the Closing Date and shall be subject to and made net of all applicable withholding taxes. The Company will solicit from each Retained Employee, as such term is defined in that certain asset purchase agreement among 3COM Corporation, the Company and ICS Technologies, Inc., an agreement by each such employee who owns an Option (as defined in such agreement) to accept, in lieu of stock upon the exercise of the Option, the amount of cash such employee would have received if they received the cash payments described in this
     Section 2.2 (the "Option Payment") which shall be a condition to any agreement by the Company to pay such Option Payment in respect of such Options."

          4. Section 3.2 of the Merger Agreement is hereby amended to delete the second full sentence and the following new sentence shall be inserted in lieu thereof.

     "As of the close of business on January 19, 1999, 12,106,225
     Common Shares were issued and outstanding, all of which are entitled to vote on this Agreement."

          5. Section 3.2 of the Merger Agreement is hereby amended to delete the fourth full sentence and the following new sentence shall be inserted in lieu thereof.

     "As of January 19, 1999, except for (i) 2,356,709 Common Shares reserved for issuance pursuant to outstanding Options, there are no existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries."

          6. Section 3.25 of the Merger Agreement is hereby amended to delete the first clause that reads "Except as set forth in Section 3.13 of the Disclosure Schedule," and the following new clause shall be inserted in lieu thereof.

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     "Except with respect to any matter set forth in Section 3.7, 3.13 or
     3.22(a) of the Disclosure Schedule,"

          7. Section 5.2 of the Merger Agreement is hereby deleted in its entirety and the following new Section 5.2 shall be inserted in lieu thereof.

     "From the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries, and each of their respective officers, directors, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or its Subsidiaries) (the "Company Representatives"), to give ICS and their respective officers, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by ICS) (the "ICS Representatives") and representatives of financing sources identified by ICS who do not compete with the Company in the integrated circuit industry ("Financing Sources"), so long as such ICS Representatives and representatives of Financing Sources agree in writing (with the Company as a party or expressly set forth as a third party beneficiary to such agreement) to maintain the confidentiality of any non-public confidential information about the Company and its Subsidiaries in a manner consistent with market practice for acquisition financing transactions, reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives and the Company's Subsidiaries to furnish ICS and the ICS Representatives and Financing Sources identified by ICS with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as ICS and representatives of Financing Sources may from time to time reasonably request.

     In addition, the Company agrees that so long as the Financing Sources and the representatives agree in writing (with the Company as a party or expressly set forth as a third party beneficiary to such agreement) to maintain the confidentiality of any non-public confidential information about the Company and its Subsidiaries in a manner consistent with market practice for acquisition financing transactions, ICS and the ICS Representatives may directly furnish financial and operating data and such other information about the Company and its Subsidiaries as they reasonably deem necessary, to representatives of Financing Sources or any ICS Representative. ICS agrees that it will receive and hold any information furnished pursuant to this
     Section 5.2 subject to the provisions of the letter agreement dated May 13, 1998, between Bear Stearns Merchant

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     Fund Corp. and the Company and the letter agreement dated May 15,
     1998, between Bain Capital Inc. and the Company (the
     "Confidentiality Agreements")."

          8. Section 5.10 of the Merger Agreement is hereby amended to delete the words "Investment Banks" from the proviso after the words "in the opinion of" and before the words "more favorable to the Company" and to insert the words "Investment Banker" in its place .

          9. Section 5.10 of the Merger Agreement is hereby amended to delete the word "then" from the proviso after the words "from a financial point of view" and before the words "than the transactions contemplated by this Agreement."

          10. Section 6.2(d) of the Merger Agreement is hereby amended to add the following new clause to the beginning of the first sentence of Section 6.2(d).

     "Except as set forth in Section 3.7 or 3.22(a) of the Disclosure
     Schedule,"

          11. Sections 7.1(b) of the Merger Agreement is hereby deleted in its entirety and the following new Section 7.1(b) shall be inserted in lieu thereof.

     "(b) by ICS or the Company if the Merger shall not have been consummated on or before June 30, 1999; provided, however, that neither ICS nor the Company may terminate this Agreement pursuant to this Section 7.1(b) if such party shall have materially breached this Agreement."

          12. Section 7.1(d) of the Merger Agreement is hereby amended to delete the word "Transaction" from the second line and to insert the word "Proposal" in its place.

          13. Section 7.1(d) of the Merger Agreement is hereby amended to delete subsection (ii) up to the proviso and the following new clause 7.1(d)(ii) shall be inserted before the proviso in lieu thereof.

     "(ii) after consultation with counsel, that failure to approve such proposal and terminate this Agreement could reasonably be expected to result in a breach of the Company's Board's fiduciary duties to shareholders (assuming for such purpose that fiduciary duties are owed only to shareholders), as they would exist in the absence of any limitations in this Agreement;"

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          14.  Section 7.1(e)(iii) of the Merger Agreement is hereby amended to delete the word "Transaction" and to insert the word "Proposal" in its place.

          15. Section 3.2 of the Disclosure Schedule of the Merger Agreement is hereby amended to delete the following clause from the end of the sentence referring to the Incentive Stock Option to purchase 112,000 shares granted to R.
Gassner:

     ", and providing for accelerated vesting in the event the fair market value of the common stock exceeds $20 for ten consecutive trading days, subject to certain limitations"

          16. The Company's grant of an option on February 2, 1999 to each of Henry Boreen, Edward Esber and John Pickitt, the Company's three non-employee directors, to purchase 8,000 shares of the Company's Common Stock at a per share price of $18.375 pursuant to the non-discretionary annual grant provision of the Company's 1997 Equity Compensation Plan shall be deemed to be included on the appropriate Optionee Statements attached to Section 3.2 of the Disclosure Schedule of the Merger Agreement effective as of the date of the Merger Agreement.

          17. Section 3.13 of the Disclosure Schedule of the Merger Agreement is hereby amended to include the following effective as of the date of the Merger Agreement:

     "Any resignation by any person who was an Executive Officer of the Company as of January 19, 1999, and is no longer an Executive Officer of the Company as of February 16, 1999."

          18. Section 5.1 of the Disclosure Schedule of the Merger Agreement is hereby amended to include the following effective as of the date of the Merger
Agreement:

     "4. The Company's 1997 Equity Compensation Plan provides for the non-discretionary annual grant of an option on February 2, 1999 to each of the Company's three Independent Directors to purchase 8,000 shares of the Company's Common Stock at the Fair Market Value on the date of the grant."

          19. ICS agrees that it will cause item (ix) of Exhibit C to the Senior Secured Credit Facilities and Mezzanine Facility Loan Commitment Letter dated January 18, 1999 from Credit Suisse First Boston ("Loan Commitment Letter") to be amended to read in its entirety as follows:

     "(ix)   the Closing Date shall occur on or before June 30, 1999."

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          20.  ICS further agrees that it will cause item (ii) of Exhibit C to the Loan Commitment Letter to be amended by inserting at the end of that section the following:

     "; provided, however, that the failure of the Merger and related transactions to be eligible for recapitalization accounting shall not be considered a failure to satisfy any of the conditions to the commitments of CSFB stated herein;"

          21. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Merger Agreement.

          22. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

          23. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

          24. From and after the date hereof, except as the context otherwise requires, all references in the Merger Agreement to the Merger Agreement shall be deemed to be references to the Merger Agreement as modified hereby.

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          IN WITNESS WHEREOF, each of the parties hereto has caused this
Amendment No. 1 to be duly executed and delivered as of the date first above written.

                              INTEGRATED CIRCUIT SYSTEMS,
                              INC.



                              By: /s/ Hock E. Tan
                                 --------------------------------------
                                  Name:  Hock E. Tan
                                  Title: Senior Vice President,
                                          Chief Operating Officer and
                                          Chief Financial Officer


                              ICS MERGER CORP.



                              By: /s/ Michael A. Krupka
                                 -------------------------------------
                                  Name:  Michael A. Krupka
                                  Title: Managing Director

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